PRESS RELEASE

FOR IMMEDIATE RELEASE                                                   Contact:
October 21, 2004                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer

                                                                   (309)743-7745


                               QCR Holdings, Inc.

         Earnings Results For the Third Quarter Ended September 30, 2004

         QCR Holdings, Inc. (Nasdaq SmallCap/QCRH) today announced earnings for the third quarter ended September 30, 2004 of $1.4 million, or basic earnings per share of $0.33 and diluted earnings per share of $0.33. For the same quarter one year ago, the Company reported earnings of $1.8 million, or basic earnings per share of $0.43 and diluted earnings per share of $0.42. All share and per share data in this press release and accompanying schedules has been retroactively adjusted to reflect a 3-for-2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

         Earnings for the nine months ended September 30, 2004 were $3.9 million, or basic earnings per share of $0.93 and diluted earnings per share of $0.91. For the first nine months of 2003, the Company had earnings of $4.4 million, or basic earnings per share of $1.05 and diluted earnings per share of $1.02. Earnings for calendar year 2003 were positively impacted by the Company's continued merchant credit card processing through September 2003 for an ISO portfolio, which had been sold in October 2002. This ISO processing contributed $678 thousand, or $0.16 in diluted earnings per share, to the Company's net income during the first nine months of 2003.

         In February 2004, the Company issued $8.0 million in floating rate and $12.0 million in fixed rate trust preferred securities. In connection with this issuance, the Company redeemed, on June 30, 2004, $12.0 million of trust preferred securities originally issued in 1999. Prior to this redemption, the Company had expensed $747 thousand of unamortized issuance costs associated with these trust preferred securities in March 2004. The write-off of these costs, combined with the additional interest costs of the new securities, resulted in an after-tax reduction to net income during the first nine months of 2004 of $721 thousand, or $0.17 in diluted earnings per share. Management believes that this refinancing strategy will provide significant long-term benefits to the Company as the new fixed rate securities were issued at a rate of 6.93% for the first seven years and the floating rate securities currently carry a rate of 4.83%, as compared to a rate of 9.2% on the prior fixed rate securities.

         "Excluding the one-time write-off of these unamortized issuance costs and the additional interest costs of the new securities, net income for the nine months ended September 30, 2004 would have been $4.7 million, or diluted earnings per share of $1.08, a 7% improvement over earnings for the same period in 2003," stated Doug Hultquist, President and Chief Executive Officer. He continued, "Although excluding the impact of this event is a non-GAAP measure, we believe that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented."

         President Hultquist added, "Due to the anticipated declines in both gains on the sale of residential real estate loans and in net merchant credit card fees, earnings for the third quarter fell short of earnings for the same quarter in 2003 by $385 thousand. During the third quarter, earnings were significantly impacted by a $919 thousand reduction in gains on the sale of residential real estate loans, when compared to one year ago. In addition, merchant credit card fees, net of processing costs were $531 thousand less than the same quarter one year ago, due to the termination of the ISO processing in September 2003." He continued, "We are very pleased by the $2.5 million increase in net interest income that we have experienced to date during 2004, which has primarily been the result of a 20% increase in the Company's loan portfolio from one year ago. We are also pleased with the improvements in non-interest income that have been realized in trust department fees of 13% and deposit service fees of 15%. In summary, our significant increases in net interest income and certain areas of noninterest income have almost entirely offset the expected reductions in gains on loan sales, merchant credit card fees and the one-time cost of our trust preferred securities refinancing."

         Michael Bauer, Chairman of the Company and President and Chief Executive Officer at Quad City Bank & Trust stated, "The Company continues to experience outstanding growth during 2004, with total assets increasing at an annualized rate of 24% during the first nine months. In June, the Company announced plans to expand to Rockford, Illinois with its third bank charter, Rockford Bank and Trust Company. In mid September, Quad City Bank & Trust opened a branch facility in Rockford, which will operate until the beginning of 2005, when we expect to receive regulatory approval for the new charter. In late 2003, we announced plans for a fifth Quad City Bank & Trust banking facility, to be located in west Davenport. Construction of the new facility is well under way, and when completed, it will aid in our efforts to continue expanding our market share in the Quad Cities."

         Cedar Rapids Bank & Trust has continued to experience rapid growth, reaching total assets of $203.8 million, net loans of $154.7 million, and deposits of $135.0 million as of September 30, 2004, and improved profitability, as the bank had after-tax net income of $234 thousand for this third quarter of 2004, as compared to $132 thousand for the same quarter one year ago. Cedar Rapids Bank & Trust is also growing its physical presence in the market with construction under way of both a new main office in downtown Cedar Rapids and a branch facility located in northern Cedar Rapids on Council Street.

         The Company's total assets increased 18% to $836.4 million at September 30, 2004 from $710.0 million at December 31, 2003. During the same period, net loans increased by $102.2 million or 20% to $616.0 million from $513.8 million at December 31, 2003. Non-performing assets increased to $6.7 million at September 30, 2004 from $5.0 million at December 31, 2003. Total deposits increased to $529.4 million at September 30, 2004 when compared to $511.7 million at December 31, 2003. Stockholders' equity rose to $45.3 million at September 30, 2004 as compared to $41.8 million at December 31, 2003, primarily as the result of net income and the net increase in shares of common stock, partially offset by the declaration of a cash dividend and a decrease in fair value of securities classified as available for sale.

         "Nonaccrual loans at September 30, 2004 were $4.4 million, of which $3.2 million, or 72%, resulted from six large commercial lending relationships at Quad City Bank & Trust. Overall, nonaccrual loans were down $1.3 million from the end of the second quarter," explained Chairman Bauer. He added, "Accruing loans past due 90 days or more were $2.0 million at September 30, 2004, of which $1.8 million, or 86%, were the result of three additional lending relationships at Quad City Bank & Trust. Although non-performing assets have increased since the beginning of 2004, they comprise 0.80% of total assets, which is an improvement over one year ago when the level was 1.03%." He further added, "The bank is working closely with all of these customers. Management maintained the Company's percentage of allowance to total loans at 1.62% at September 30, 2004. Management is closely monitoring the Company's loan portfolio and the level of our allowance for loan losses. We continue to focus our efforts in an attempt to improve the overall quality of our loan portfolio."

         QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

         Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

         A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United Sates to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems;
(vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                                                             As of
                                      -------------------------------------------------------
                                      September 30,  June 30,     December 31,  September 30,
                                         2004         2004            2003          2003
                                      -------------------------------------------------------
(dollars in thousands, except
  share data)

SELECTED BALANCE SHEET DATA
Total assets ......................   $  836,367    $  811,541    $  710,040    $  683,500
Securities ........................   $  138,234    $  131,197    $  128,843    $  104,205
Total loans .......................   $  626,107    $  592,184    $  522,471    $  496,387
Allowance for estimated loan losses   $   10,134    $    9,746    $    8,643    $    8,795
Total deposits ....................   $  529,373    $  509,282    $  511,652    $  497,586
Total stockholders' equity ........   $   45,266    $   42,920    $   41,823    $   40,699
Common shares outstanding * .......    4,240,407     4,224,462     4,205,766     4,184,078
Book value per common share * .....   $    10.67    $    10.16    $     9.94    $     9.73
Full time equivalent employees ....          238           229           213           207
Tier 1 leverage capital ratio .....        7.19%         7.20%         7.35%         7.44%

* Share data has been retroactively adjusted to effect a 3:2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

                                                                As of
                                        ------------------------------------------------------
                                         September 30,  June 30,   December 31,  September 30,
                                             2004         2004         2003          2003
                                        ------------------------------------------------------
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans ......................   $  4,407      $  5,690     $  4,204      $  5,613
Accruing loans past due 90 days or more      2,045         1,006          756         1,250
Other real estate owned ...............        245            --           --           209
                                          -------------------------------------------------
Total nonperforming assets ............   $  6,697      $  6,696     $  4,960      $  7,072
                                          =================================================

Net charge-offs (calendar year-to-date)   $    245      $    222     $  1,641      $    711
                                          =================================================

Loan mix:
  Commercial ..........................   $512,040      $483,582     $435,633      $401,791
  Real estate .........................     57,288        54,261       35,693        45,892
  Installment and other consumer ......     56,779        54,341       51,145        48,704
                                          -------------------------------------------------
Total loans ...........................   $626,107      $592,184     $522,471      $496,387
                                          =================================================

ANALYSIS OF DEPOSIT DATA
Deposit mix:
  Noninterest-bearing .................   $106,760      $106,272     $130,963      $117,313
  Interest-bearing ....................    422,613       403,010      380,689       380,273
                                          -------------------------------------------------
Total deposits ........................   $529,373      $509,282     $511,652      $497,586
                                          =================================================

                                                              For the Quarter Ended            For the Nine Months Ended
                                                      --------------------------------------  -----------------------------
                                                      September 30,  June 30,  September 30,  September 30,   September 30,
                                                          2004         2004        2003           2004            2003
                                                      ---------------------------------------------------------------------
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income ......................................   $  9,799    $  9,226    $  8,622      $ 27,704        $ 24,875
Interest expense .....................................      3,368       3,207       2,889         9,478           9,175
                                                         --------------------------------------------------------------
Net interest income ..................................      6,431       6,019       5,733        18,226          15,700
Provision for loan losses ............................        411         468         939         1,736           2,627
                                                         --------------------------------------------------------------
Net interest income after provision for loan loss.....      6,020       5,551       4,794        16,490          13,073
Noninterest income ...................................      2,019       2,379       3,260         6,758           8,998
Noninterest expense ..................................      5,913       5,437       5,356        17,440          15,540
                                                         --------------------------------------------------------------
Income before taxes ..................................      2,126       2,493       2,698         5,808           6,531
Income tax expense ...................................        703         822         890         1,878           2,169
                                                         --------------------------------------------------------------
Net income ...........................................   $  1,423    $  1,671    $  1,808      $  3,930        $  4,362
                                                         ==============================================================

Earnings per common share (basic) * ..................   $   0.33    $   0.40    $   0.43      $   0.93        $   1.05
Earnings per common share (diluted) * ................   $   0.33    $   0.39    $   0.42      $   0.91        $   1.02

AVERAGE BALANCES
Assets ...............................................   $818,784    $786,896    $683,787      $780,959        $644,381
Deposits .............................................   $526,737    $506,614    $493,042      $514,391        $460,502
Loans ................................................   $602,739    $573,781    $501,385      $571,095        $474,026
Stockholders' equity .................................   $ 44,237    $ 42,774    $ 39,988      $ 42,884        $ 38,545

KEY RATIOS
Return on average assets (annualized) ................       0.70%       0.85%       1.06%         0.67%          0.90%
Return on average common equity (annualized) .........      12.87%      15.63%      18.09%        12.22%         15.09%
Net interest margin (TEY) ............................       3.46%       3.40%       3.66%         3.44%          3.54%
Nonperforming assets / total assets ..................       0.80%       0.83%       1.03%         0.80%          1.03%
Net charge-offs / average loans ......................       0.00%       0.03%       0.01%         0.04%          0.15%
Allowance / total loans ..............................       1.62%       1.65%       1.77%         1.62%          1.77%
Efficiency ratio .....................................      69.97%      64.75%      59.56%        69.81%         62.92%

* Per share data has been retroactively adjusted to effect a 3:2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

                                                               For the Quarter Ended               For the Nine Months Ended
                                                      -----------------------------------------  -----------------------------
                                                      September 30,    June 30,   September 30,  September 30,   September 30,
                                                          2004           2004         2003            2004             2003
                                                      ------------------------------------------------------------------------
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net of processing costs .   $      253     $      302   $      784     $    1,095     $    1,779
Trust department fees ..............................          616            608          550          1,905          1,692
Deposit service fees ...............................          421            408          386          1,238          1,080
Gain on sales of loans, net ........................          243            406        1,162            911          3,332
Securities gains (losses), net .....................           --             26            1             26             --
Other ..............................................          486            629          377          1,583          1,115
                                                       --------------------------------------------------------------------
   Total noninterest income ........................   $    2,019     $    2,379   $    3,260     $    6,758     $    8,998
                                                       ====================================================================

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits .....................   $    3,458     $    3,119   $    3,294     $    9,729     $    9,380
Professional and data processing fees ..............          620            531          506          1,616          1,466
Advertising and marketing ..........................          233            287          179            734            532
Occupancy and equipment expense ....................          842            791          656          2,364          1,964
Stationery and supplies ............................          125            132          111            394            336
Postage and telephone ..............................          170            163          157            499            476
Bank service charges ...............................          146            147          113            432            337
Insurance ..........................................          126            125          121            352            330
Loss on redemption of junior subordinated debentures           --             --           --            747             --
Other ..............................................          193            142          219            573            719
                                                       --------------------------------------------------------------------
   Total noninterest expenses ......................   $    5,913     $    5,437   $    5,356     $   17,440     $   15,540
                                                       ====================================================================

WEIGHTED AVERAGE SHARES *
Common shares outstanding (a) ......................    4,246,741      4,212,795    4,180,334      4,224,670      4,165,577
Incremental shares from assumed conversion:
    Options and Employee Stock Purchase Plan .......      102,576        109,648      121,444        112,124        104,065
                                                       --------------------------------------------------------------------
Adjusted weighted average shares (b) ...............    4,349,317      4,322,443    4,301,778      4,336,794      4,269,642
                                                       ====================================================================

(a) Denominator for Basic Earnings Per Share * Share data has been retroactively adjusted to effect a (b) Denominator for Diluted Earnings Per Share 3:2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

                                       5